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                                                                    EXHIBIT 99.2



                             AMENDMENT NO. 1 TO THE
                                 GENENTECH, INC.
                          TAX REDUCTION INVESTMENT PLAN
                            (MAY 8, 1996 RESTATEMENT)


         GENENTECH, INC. (the "Company"), having established the Genentech, Inc. Tax Reduction Investment Plan (the "Plan") effective January 1, 1985, and amended and restated the Plan effective (most recently) as of May 8, 1996, hereby amends the Plan, as follows:

         1. Section 1.12 is hereby amended in its entirety to read as follows:

                  "1.12 "Eligible Employee" shall mean every Employee of an Employer except:

                           (a) An Employee who is employed on a temporary basis
                  as defined by an Employer; provided, however, that any such Employee who is credited with at least 1,000 Hours of Service for a 12-month period beginning on his or her date of hire or any anniversary thereof shall become an Eligible Employee as of the Entry Date that next follows the last day of such 12-month period;

                           (b) A part-time Employee who is not normally
                  scheduled to work at least 20 hours per week; provided, however, that any such Employee who is credited with at least 1,000 Hours of Service for a 12-month period beginning on his or her date of hire or any anniversary thereof shall become an Eligible Employee as of the Entry Date that next follows the last day of such 12-month period;

                           (c) An Employee who is a member of a collective
                  bargaining unit and who is covered by a collective bargaining agreement where retirement benefits were the subject of good faith bargaining, unless the agreement specifically provides for coverage of such Employee under this Plan;

                           (d) An individual employed by any corporation or
                  other business entity that is merged or liquidated into, or whose assets are acquired by, any Employer, unless any two (2) of the officers identified in Section 11.2 designate (in writing) the employees of that corporation or other business entity as Eligible Employees under the Plan; provided, however, that the exclusion of any individual under this paragraph (c) does not make unavailable an exemption from section 16(a) or (b) of the 1934 Act;

                           (e) An Employee whose Compensation is not paid from
                  any Employer's U.S. payroll; and

                           (f) An Employee who, as to any period of time, is
                  classified or treated by an Employer as an independent contractor, a consultant, a Leased Employee, or an employee of an employment agency or any entity other than an Employer, even if such individual is subsequently determined to have been a common-low employee of the Employer during such period.

         For purposes of this Section 1.12, "date of hire" shall mean the date on which an Employee first completes an Hour of Service."


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         2. In order to clarify the intended meaning of the Plan provisions limiting Plan eligibility to individuals classified by the Employers as common-law employees, this amended Section 1.12 shall be effective as of January 1, 1985.

         IN WITNESS WHEREOF, the Company, by the officers identified below, who have been thereunto duly authorized by the Board of Directors of the Company, has executed Amendment No. 1 on the date indicated below.



                                        GENENTECH, INC.



                                        By: /s/ MARTY GLICK
                                            ------------------------------------
                                        Name: Marty Glick
                                        Title: Vice President, Tax and Treasury
                                        Date: May 21, 1997



                                        By: /s/ JUDITH A. HEYBOER
                                            ------------------------------------
                                        Name: Judith A. Heyboer
                                        Title: Senior Vice President,
                                               Human Relations
                                        Date: May 21, 1997